                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as Permitted by Rule 14a-
   6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              NVIDIA Corporation
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
   --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   --------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
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  (5) Total fee paid:
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[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (6) Amount Previously Paid:
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


                          [NVIDIA LOGO APPEARS HERE]

                                                                   May 17, 1999

Dear Stockholder:

   On behalf of NVIDIA Corporation (the "Company"), I cordially invite you to attend the 1999 Annual Meeting of Stockholders, which will begin at 2:00 p.m. on Thursday, June 17, 1999, at The Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California. At the meeting, stockholders will be asked to (a) elect two directors to hold office until the 2002 Annual Meeting of Stockholders; (b) approve the amendment of the Company's 1998 Employee Stock Purchase Plan; (c) ratify the selection of KPMG LLP as independent accountants of the Company for its fiscal year ending January 30, 2000; and (d) transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The accompanying Notice and Proxy Statement describe those proposals.

   The directors and officers of the Company hope that as many stockholders as possible will be present at the meeting. Because the vote of each stockholder is important, we ask that you sign and return the enclosed proxy card in the envelope provided, whether or not you now plan to attend the meeting. This will not limit your right to change your vote prior to or at the meeting.

   We appreciate your interest in the Company. To assist us in preparation for the meeting, please return your proxy card at your earliest convenience.

                                          Very truly yours,

                                          /s/ CHRISTINE B. HOBERG
                                          Christine B. Hoberg
                                          Secretary

                              NVIDIA CORPORATION
                              3535 Monroe Street
                             Santa Clara, CA 95051

                               ----------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 17, 1999

TO THE STOCKHOLDERS OF NVIDIA CORPORATION:

   Notice Is Hereby Given that the 1999 Annual Meeting of Stockholders of NVIDIA Corporation, a Delaware corporation (the "Company"), will be held on Thursday, June 17, 1999 at 2:00 p.m. local time at The Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California, for the following purposes:

  1. To elect two directors to hold office until the 2002 Annual Meeting of Stockholders;

  2. To approve an amendment of the Company's 1998 Employee Stock Purchase Plan to provide for annual increases to the number of shares reserved for issuance thereunder at the end of each fiscal year, commencing at the end of fiscal 2000;

  3. To ratify the selection of KPMG LLP as independent accountants of the Company for its fiscal year ending January 30, 2000; and

  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on April 30, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors

                                        /s/ CHRISTINE B. HOBERG
                                        CHRISTINE B. HOBERG
                                        Secretary

Santa Clara, California
May 17, 1999

All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                              NVIDIA CORPORATION
                              3535 Monroe Street
                             Santa Clara, CA 95051

                               ----------------

                                PROXY STATEMENT
                    FOR 1999 ANNUAL MEETING OF STOCKHOLDERS
                                 June 17, 1999

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors of NVIDIA Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 17, 1999 at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California. The Company intends to mail this proxy statement and accompanying proxy card on or about May 17, 1999, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

   Only holders of record of Common Stock at the close of business on April 30, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 30, 1999, the Company had outstanding and entitled to vote 29,308,984 shares of Common Stock.

   Each holder of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3535 Monroe Street, Santa Clara, CA 95051, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

   The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is January 17, 2000. If a stockholder proposal or nomination for director is not submitted in time for inclusion in the written proxy materials, such matter may be voted on at the annual meeting if it is submitted to the Company no earlier than the close of business on February 17, 2000 and no later than March 19, 2000. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  Proposal 1

                             Election of Directors

   The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors (the "Board") shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

   The Board is presently composed of seven members. There are two directors in the class whose term of office expires in 1999. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2002 annual meeting and until his successor is elected and qualified, or until such director's earlier death, resignation or removal.

   Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

   Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2002 Annual
Meeting

   Harvey C. Jones, Jr., 45, has served as a director of the Company since November 1993. Since December 1987, Mr. Jones has held various positions at Synopsys, Inc., a developer of electronic design automation products, where he served as President through December 1992, as Chief Executive Officer until January 1994 and as Chairman of the Board until February 1998. Prior to joining Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, an electronic design automation company that Mr. Jones co-founded in 1981. Mr. Jones currently serves on the board of directors of Synopsys and Remedy Corporation, a client/server applications software company. Mr. Jones holds a B.S. degree in Mathematics and Computer Sciences from Georgetown University and an M.S. degree in Management from the Massachusetts Institute of Technology.

   William J. Miller, 53, has served as a director of the Company since November 1994. Mr. Miller has been Chief Executive Officer and Chairman of the Board of Avid Technology, Inc., a provider of digital tools for multimedia, since April 1996 and served as President of Avid Technology from September 1996 until February 1999. From March 1992 to October 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation, a mass storage company. He was a member of the board of directors, and chairman thereof, from, respectively, May 1992 and September 1993 to August 1995. From 1981 to March 1992, he served in various positions at Control Data Corporation, a supplier of computer hardware, software and services, most recently as Executive Vice President and President, Information Services. Mr. Miller holds B.A. and J.D. degrees from the University of Minnesota. Mr. Miller serves on the board of directors of Waters Corporation, a scientific instrument manufacturing company, and Innovex, Inc., a maker of fine wire and flexible circuit components.

                       The Board Of Directors Recommends
                    A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2000 Annual Meeting

   Tench Coxe, 40, has served as a director of the Company since June 1993. Mr. Coxe is a managing director of Sutter Hill Ventures, a venture capital investment firm. Prior to joining Sutter Hill Ventures in 1987, Mr. Coxe was Director of Marketing and MIS at Digital Communication Associates. Mr. Coxe holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from Harvard Business School. Mr. Coxe also serves on the board of directors of Edify Corporation, a software company, Clarus Corporation, a software company, and several privately held companies.

   Mark A. Stevens, 38, has served as a director of the Company since June 1993. Mr. Stevens has been a general partner of Sequoia Capital, a venture capital investment firm, since March 1993. Prior to that time, beginning in July 1989, he was an associate at Sequoia Capital. Prior to joining Sequoia Capital, he held technical sales and marketing positions at Intel. Mr. Stevens holds a B.S.E.E. degree, a B.A. degree in Economics and an M.S. degree in Computer Engineering from the University of Southern California and an M.B.A. degree from Harvard Business School. Mr. Stevens currently serves on the board of directors of Aspect Development, Inc., a client/server applications software company, Terayon Communication Systems, Inc., a cable modem company, and several privately held companies.

Directors Continuing in Office Until the 2001 Annual Meeting

   James C. Gaither, 61, has served as a director of the Company since December 1998. Mr. Gaither has been a partner in the law firm of Cooley Godward LLP since 1971. Prior to beginning his law practice with the firm in 1969, Mr. Gaither served as a law clerk to The Honorable Earl Warren, Chief Justice of the United States, Special Assistant to the Assistant Attorney General in the United States Department of Justice and Staff Assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University and is a member of the Board of Trustees of the Carnegie Endowment for International Peace, RAND, The William and Flora Hewlett Foundation, and the James Irvine Foundation. Mr. Gaither currently serves on the board of directors of Amylin Pharmaceuticals, Inc., a biotechnology company, Basic American, Inc., a food processing company, Levi Strauss & Company, a manufacturer and marketer of brand-name apparel, and Siebel Systems, Inc., an information software systems company. Mr. Gaither holds a B.A. degree in Economics from Princeton University and a J.D. degree from Stanford University.

   Jen-Hsun Huang, 36, co-founded the Company in April 1993 and has served as President, Chief Executive Officer and a member of the Board of Directors of the Company since its inception. From 1985 to 1993, Mr. Huang was employed at LSI Logic Corporation, a computer chip manufacturer, where he held a variety of positions, most recently as Director of Coreware business unit responsible for LSI's "system-on-a-chip" strategy. From 1983 to 1985, Mr. Huang was a microprocessor designer for Advanced Micro Devices, a semiconductor company. Mr. Huang holds a B.S.E.E. degree from Oregon State University and an M.S.E.E. degree from Stanford University.

   A. Brooke Seawell, 51, has served as a director of the Company since December 1997. From January 1997 to August 1998, Mr. Seawell was Executive Vice President of NetDynamics, Inc., an Internet applications server company. From March 1991 to January 1997, Mr. Seawell was Senior Vice President and Chief Financial Officer of Synopsys. Mr. Seawell holds a B.A. degree in Economics and an M.B.A. degree in Finance and Accounting from Stanford University. Mr. Seawell serves on the board of directors of Informatica Corporation, a software company, and several privately held companies.

Board Committees and Meetings

   During the fiscal year ended January 31, 1999, the Board held eight (8) meetings. The Board has an Audit Committee and a Compensation Committee.

   The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent accountants to be retained and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee consists of two non-employee directors: Messrs. Seawell and Stevens. The Audit Committee was formed upon the effectiveness of the Company's initial public offering on January 21, 1999, and no meetings were held prior to the fiscal year ended January 31, 1999.

   The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee consists of two non-employee directors: Messrs. Coxe and Jones. It met five (5) times during such fiscal year.

   During the fiscal year ended January 31, 1999, each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively.

                                  Proposal 2

         Amendment to the Company's 1998 Employee Stock Purchase Plan

   At the Annual Meeting, the stockholders are being asked to approve the amendment to the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") to provide for annual increases to the number of shares of Common Stock reserved for issuance thereunder. These annual increases would occur at the end of each fiscal year (which occurs on the last Sunday in January), and the first increase would take place at the end of fiscal 2000. The Compensation Committee of the Board approved the amendment to the Purchase Plan in May 1999. The Board previously reserved a total of 500,000 shares of Common Stock for issuance under the Purchase Plan. As of April 30, 1999, no shares had been issued to employees.

   The initial offering under the Purchase Plan commenced on January 22, 1999 (the "Initial Offering"), the effective date of the Company's initial public offering of Common Stock. The Initial Offering is divided into two shorter purchase periods of approximately six months in duration, with the initial purchase period ending on August 31, 1999 and the second purchase period ending on February 29, 2000. Thereafter, commencing on March 1, 2000, an offering will be one year in length, beginning on each March 1 and will be divided into two shorter Purchase Periods as described above. No purchases have occurred under the Purchase Plan to date. See "Purchase Price" below.

   The purpose of the Purchase Plan is to provide employees of the Company with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. In connection with its initial public offering in January 1999, the Company implemented the Purchase Plan as an incentive to its employees and executives as a means to promote increased stockholder value. Management believes that stock ownership is one of the prime methods of attracting and retaining the key personnel responsible for the continued development and growth of the Company's business. In addition, an employee stock purchase plan is considered a competitive necessity in the high-technology industry.

   Based upon current subscription rates, it is anticipated that approximately 216,000 (43%) of the 500,000 shares in the share reserve will be purchased during the Initial Offering. It is probable that at least 216,000 of the remaining 284,000 shares will be purchased during the second offering, which starts on March 1, 2000, thereby creating a shortfall for the third offering starting on March 1, 2001(68,000 or fewer shares will be available). It is also possible that, during the second offering, employees will subscribe to purchase more than the remaining 284,000 shares in the share reserve, thereby creating a shortfall of available shares for the second offering. We expect the number of employees eligible to participate in the Purchase Plan will increase over time. As the number of employees eligible to participate increases, the subscription rates correspondingly will increase, creating the potential for additional shortfall.

   In the case of a shortfall of shares reserved for issuance under the Purchase Plan, the "measurement date" cannot occur before stockholder approval is obtained (unless stockholder approval is perfunctory). As a result, if a shortfall is likely to occur during an offering, the Company is unable to seek stockholder approval for an increase to the share reserve during the course of the offering without incurring significant compensation charges. Therefore, the Compensation Committee has approved the amendment to the Purchase Plan that, annually for a period of 10 years, would automatically increase the shares reserved for issuance under the Purchase Plan according to a formula, and has proposed that it be approved by the stockholders at this Annual Meeting. While such an amendment minimizes the likelihood of a shortfall and resulting compensation charge, the Purchase Plan still will require periodic monitoring to ensure that no shortfall occurs.

   In order to be able to attract and retain personnel in a competitive environment and at the same time minimize the possibility of incurring a charge to earnings if a shortfall were to occur, stockholders are requested in this Proposal 2 to approve the amendment to the Purchase Plan. As amended, the number of shares reserved for issuance under the Purchase Plan would be increased automatically each year at the end of the Company's fiscal year for the next 10 years (commencing at the end of fiscal 2000 and ending 10 years later in 2009) by an amount equal to 2% of the outstanding shares of the Company on each date, including, on an as-if-converted basis, Preferred Stock and convertible notes, as well as outstanding options and warrants, calculated using the treasury stock method ("Diluted Shares Outstanding"), up to a maximum aggregate increase of 6 million shares over the 10-year period. As of January 31, 1999, 2% of the Diluted Shares Outstanding would be 700,111 shares. If a shortfall occurs and stockholder approval must be sought during an offering despite the automatic increase to the share reserve, the Compensation Committee may make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as is practicable and as it determines to be equitable. If the amendment to the Purchase Plan is approved, a maximum of 6 million additional shares would be reserved for issuance under the Purchase Plan and, therefore, the maximum aggregate number of shares that could be issued under the Purchase Plan as of the end of the Company's fiscal year in January of 2009 would be 6.5 million shares.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

   The essential terms of the Purchase Plan, as amended, are summarized as follows:

Purpose

   The purpose of the Purchase Plan is to provide employees of the Company and of any subsidiaries that are designated by the Board or the Compensation Committee to participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). As of January 31, 1999, approximately 245 of the Company's approximately 248 employees were eligible to participate in the Purchase Plan.

Administration

   The Board administers the Purchase Plan. The Board determines all questions of interpretation or application of the Purchase Plan, and its decisions are final and binding upon all participants. No charge for administrative or other costs may be made against the payroll deductions of a participant in the Purchase Plan. Members of the Board receive no additional compensation for their services in connection with the administration of the Purchase Plan.

   The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

   The Board has the power to delegate administration of the Purchase Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Purchase Plan to the Compensation Committee of the Board. As used herein with respect to the Purchase Plan, the "Board" refers to the Compensation Committee as well as to the Board itself. The Board may return all or any part of the administration of the Purchase Plan back to itself at any time.

Offering Periods

   The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Compensation Committee. Generally, each offering is 12 months long and is divided into two shorter six-month purchase periods. Upon the completion of the Initial Offering on February 29, 2000, the offerings will commence on March 1 of each year. The Compensation Committee has the power to alter the duration of the offerings without stockholder approval.

Eligibility

   Employees (including officers and employee directors of the Company) are eligible to participate if they are customarily employed for at least 20 hours per week and five months per calendar year and are employed 10 days before the start of the offering. However, no employee will be granted an option under the Purchase Plan (i) to the extent that immediately after the grant such employee owns more than 5% of the voting power of outstanding capital stock of the Company or (ii) to the extent such employee's rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock for each calendar year in which such option is outstanding at any time. Eligible employees become participants in the Purchase Plan by delivering to the Company's payroll office at least 10 days before the start of the offering a subscription agreement authorizing payroll deductions. An employee who becomes eligible to participate in the Purchase Plan after the commencement of an offering (which generally will be March 1) may not participate in the Purchase Plan until the commencement of the second purchase period of that offering on September 1.

Purchase Price

   The price at which shares are sold to participating employees is 85% of the lesser of the fair market value per share of the Common Stock on (i) the first day of the offering or (ii) the last day of the applicable purchase period. The Company generally determines the fair market value of the Common Stock on a given date by reference to the closing sales price of the Nasdaq National Market. However, for the Initial Offering, the fair market value of the Common Stock on the first day of the Initial Offering was $12.00, the price per share at which shares of Common Stock were first sold to the public in the Company's initial public offering as specified in the final prospectus with respect to that offering.

Payment of Purchase Price; Payroll Deductions

   The purchase price of the shares is accumulated by payroll deductions over the offering. While the deductions may not exceed 15% of a participant's compensation, deductions are currently limited to only 10% of a participant's compensation. A participant may discontinue his or her participation in the Purchase Plan at any time up to 10 days before the end of a purchase period or the end of the offering. A participant may increase or decrease the rate of payroll deductions for a new purchase period or a new offering but, during the course of a purchase period, may only decrease such deductions once, excluding the 10 days before the end of the purchase period. Payroll deductions commence on the first payday following the offering date and continue at the same rate until the end of the offering unless sooner terminated as provided in the Purchase Plan.

Purchase of Stock; Exercise of Option

   By executing a subscription agreement to participate in the Purchase Plan, the employee is entitled to have shares placed under option to him or her. The maximum number of shares placed under option to a participant in an offering is the number arrived at by dividing the amount of his or her compensation which he or she has elected to have withheld for a given purchase period by the lesser of (i) 85% of the fair market value of a share of Common Stock at the beginning of the applicable offering period, or (ii) 85% of the fair market value of a share of Common Stock on the last day of the applicable purchase period. Subject to the limitation described under "Eligibility" above, unless the employee's participation is discontinued, the option for the purchase of shares will be exercised automatically at the end of the applicable purchase period at the applicable price.

   However, if the number of shares which would otherwise be placed under option at the beginning of an offering exceeds the number of shares then available under the Purchase Plan, the Compensation Committee will make a pro rata allocation of the shares remaining in as equitable a manner as is practicable.

Withdrawal

   While each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, the participant's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to 10 days before the end of a purchase period or the end of the offering. Any withdrawal by the employee during a given offering automatically terminates the employee's interest in that offering.

Termination of Employment

   Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event, the Company will return all payroll deductions credited to the participant's account, without interest, to such participant.

Capital Changes

   In the event of any changes in the capitalization of the Company that are effected without receipt of consideration by the Company, such as stock splits or stock dividends that result in an increase or decrease in the number of shares of Common Stock, appropriate adjustments will be made by the Company to the number of shares subject to purchase under the Purchase Plan and in the purchase price per share.

Nonassignability

   A participant in the Purchase Plan may not pledge, assign, or transfer for any reason any rights or accumulated payroll deductions of the participant under the Purchase Plan.

Shares Reserved for Issuance under the Purchase Plan

   A total of 500,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. Subject to the approval of the stockholders, at the end of each of the Company's next 10 fiscal years (commencing in 2000 and ending 10 years later in 2009), the number of shares reserved under the Purchase Plan will be increased automatically by 2% of the Diluted Shares Outstanding on such date, up to a maximum aggregate increase of 6 million shares over the 10-year period.

Amendment and Termination of the Purchase Plan

   The Compensation Committee may at any time amend or terminate the Purchase Plan, except that such termination will not affect options previously granted, nor will any amendment make any changes in an option granted prior thereto that adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without prior approval of the stockholders of the Company to the extent stockholder approval is necessary for the Purchase Plan to satisfy the requirements of Section 423 of the Code, Rule 16b-3 under the Exchange Act, or any Nasdaq or securities exchange listing requirements. The Purchase Plan will terminate at the time that all of the shares subject to the Plan's share reserve, as increased and/or adjusted from time to time, have been issued under the terms of the Purchase Plan, unless the Compensation Committee sooner terminates the Purchase Plan.

Certain United States Federal Income Tax Information

   Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under provisions of Section 423 of the Code.

   A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

   If the stock is disposed of at least two years after the beginning of the offering and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering over the exercise price (determined as of the beginning of the offering) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

   If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

   There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

   The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which a participant may reside.

Participation in the Purchase Plan

   Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and such employee's determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan.

   No shares have been purchased to date under the Purchase Plan. The first Purchase Date is scheduled to occur on August 31, 1999.

                       The Board of Directors Recommends
                         A Vote In Favor Of Proposal 2

Summary of Other Employee Benefit Plans

   The following information regarding the employee benefit plans of the Company is provided in order that stockholders can make a more informed decision regarding Proposal 2 to amend the Company's 1998 Employee Stock Purchase Plan.

 1998 Equity Incentive Plan

   The Company's 1998 Equity Incentive Plan (the "Incentive Plan") was adopted in February 1998 and amended in March 1998 and replaced the Company's Equity Incentive Plan adopted in May 1993 (as amended in March 1995, January 1996 and December 1997). An aggregate of 16,778,606 shares of Common Stock currently are authorized for issuance under the Incentive Plan. However, each year on the last day of each fiscal year, the aggregate number of shares of Common Stock that are available for issuance will automatically be increased by a number of shares equal to five percent (5%) of the Company's outstanding Common Stock on such date, including on an as-if-converted basis Preferred Stock and convertible notes, and outstanding options and warrants, calculated using the treasury stock method.

   The Incentive Plan provides for the grant of incentive stock options, as defined under the Code, to employees (including officers and employee directors) and nonstatutory stock options, restricted stock purchase awards and stock bonuses to employees (including officers and employee directors), directors and consultants of the Company and its affiliates. The Incentive Plan is administered by the Compensation Committee, which determines the recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

   The terms of options granted under the Incentive Plan may not exceed ten years. The Compensation Committee determines the exercise price of options granted under the Incentive Plan. However, the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant, and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of the option grant. Options granted under the Incentive Plan vest at the rate specified in the option agreement. Generally, the optionee may not transfer a stock option other than by will or the laws of descent or distribution. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with the Company or any affiliate ceases for any reason may exercise vested options for a term provided in the option agreement.

   No incentive stock option (and prior to the Company's stock being publicly traded, no nonstatutory stock option) may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and, for incentive stock options, the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under the Incentive Plan and all other stock plans of the Company and its affiliates) may not exceed $100,000.

   When the Company becomes subject to Section 162(m) of the Code (which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000), no person may be granted options under the Incentive Plan covering more than one million shares of Common Stock in any calendar year.

   Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the Incentive Plan. The Compensation Committee has the authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and new options will count toward the Code
Section 162(m) limitation set forth above.

   Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Compensation Committee. Stock bonuses may be awarded in consideration of past services without a purchase payment. Rights under a stock bonus or restricted stock bonus agreement generally may not be transferred other than by will or the laws of descent and distribution during such period as the stock awarded pursuant to such an agreement remains subject to the agreement.

   If there is any sale of substantially all of the Company's assets, any merger or any consolidation in which the Company is not the surviving corporation, all outstanding awards under the Incentive Plan will be either assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the time during which awards held by persons still serving the Company or an affiliate may be exercised will be accelerated and the awards terminated if not exercised prior to the sale of assets, merger or consolidation.

   As of April 30, 1999, options to purchase a total of 8,900,687 shares were outstanding under the 1998 Equity Incentive Plan and options to purchase 2,561,201 shares remained available for grant thereunder. The Incentive Plan will terminate in February 2008 unless terminated by the Board before then.

 401(k) Plan

   The Company maintains the NVIDIA Corporation 401(k) Retirement Plan (the "401(k) Plan") for eligible employees ("Participants"). A Participant may contribute up to 20% of his or her total annual compensation to the 401(k) Plan, up to a statutorily prescribed annual limit. The annual limit for calendar 1999 is $10,000. Each Participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) Plan's trustee. The Company may make discretionary contributions as a percentage of Participant contributions, subject to established limits. To date, the Company has made no contributions to the 401(k) Plan on behalf of the Participants. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

                                  Proposal 3

               Ratification Of Selection Of Independent Auditors

   The Board has selected KPMG LLP as the Company's independent auditors for the fiscal year ending January 30, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board Of Directors Recommends
                         A Vote In Favor Of Proposal 3

                             Security Ownership Of
                   Certain Beneficial Owners And Management

   The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 30, 1999 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its Common Stock.

                                                     Beneficial Ownership(1)
                                                     --------------------------
                                                        Number       Percent
Beneficial Owner                                      of Shares      of Total
----------------                                     -------------- -----------
Entities associated with Sequoia Capital VI (2)....       3,095,902       10.6%
 3000 Sand Hill Road
 Suite 280, Building 4
 Menlo Park, CA 94025
Entities associated with Sutter Hill Ventures (3)..       2,150,429        7.3%
 755 Page Mill Road, Suite A-200
 Palo Alto, CA 94304
Jen-Hsun Huang (4)(5)..............................       2,904,500        9.9%
Jeffrey D. Fisher (4)(6)...........................         314,512        1.1%
Chris A. Malachowsky (4)(7)........................       3,028,615       10.3%
Curtis R. Priem (4)(8).............................       3,078,125       10.5%
Richard J. Whitacre (9)............................         252,175          *
 14070 Shadow Oaks Way
 Saratoga, CA 95070
Tench Coxe (3)(10).................................       2,324,593        7.9%
James C. Gaither (11)..............................         234,797          *
Harvey C. Jones, Jr. (12)..........................         291,834          *
William J. Miller (13).............................         203,594          *
A. Brooke Seawell (14).............................          57,050          *
Mark A. Stevens (2) (15)...........................       3,167,152       10.8%
All current directors and executive officers as a
 group (12 persons) (16)...........................      13,352,252       44.9%

--------
  * Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.
 (1) This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 29,308,984 shares outstanding on April 30, 1999, adjusted as required by rules promulgated by the Securities and Exchange Commission.
 (2) Includes (a) 2,566,589 shares held by Sequoia Capital VI, (b) 258,947 shares held by Sequoia Capital Growth Fund, (c) 141,021 shares held by Sequoia Technology Partners VI, (d) 81,237 shares held by Sequoia XXIII,
     (e) 27,778 shares held by Sequoia XXIV, (f) 16,528 shares held by Sequoia Technology Partners III, (g) 2,433 shares held by SQP 1997 and (h) 1,369 shares held by Sequoia 1997. Mr. Stevens, a director of the Company, is a general partner of Sequoia Capital VI and a general partner of Sequoia Technology Partners VI, and therefore may be deemed to beneficially own the shares currently owned by such entities. Mr. Stevens disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.
 (3) Includes 1,291,505 shares held by Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"). Mr. Coxe, a director of the Company, shares voting and investment power with four other managing directors of Sutter Hill Ventures LLC, the general partner of Sutter Hill. Includes 858,924 shares held of record by five managing directors of Sutter Hill Ventures LLC and their related family entities. Mr. Coxe disclaims beneficial ownership of the shares held by the other persons and entities associated with Sutter Hill, except to the extent of his pecuniary interest therein.
 (4) The address for Messrs. Huang, Fisher, Malachowsky and Priem is c/o NVIDIA Corporation, 3535 Monroe Street, Santa Clara, California 95051.
 (5) Includes 2,308,900 shares held by The Jen-Hsun and Lori Huang Living Trust dated May 1, 1995, of which Mr. Huang is the trustee, and 250,600 shares held by J. and L. Huang Investments, L.P., of which Mr. Huang and his wife are general partners. Also includes 220,000 shares held by Karen Mills Gambee, as Trustee of The Jen-Hsun Huang and Lori Lynn Huang 1995 Irrevocable Children's Trust, as to which Mr. Huang does not have voting or dispositive power or beneficial ownership. Includes 125,000 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 1999. Does not include 220,500 shares that Mr. Huang has given to various family members, as to which Mr. Huang does not have voting or dispositive power.
 (6) Includes 45,000 shares held by Jeffrey D. Fisher, as custodian for his three minor children under the Uniform Gifts to Minors Act. Includes 90,312 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 1999.
 (7) Includes 2,051,990 shares held by The Chris and Melody Malachowsky Living Trust dated October 20, 1994, of which Mr. Malachowsky is the trustee, and 238,500 shares held by Malachowsky Investments L.P., of which Mr. Malachowsky and his wife are general partners. Also includes 660,000 shares held by John M. Scott, as Trustee of The Chris and Melody Malachowsky 1994 Irrevocable Trust, as to which Mr. Malachowsky does not have voting or dispositive power or beneficial ownership. Includes 78,125 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 1999. Does not include 49,510 shares that Mr. Malachowsky has given to various family members, as to which Mr. Malachowsky does not have voting or dispositive power.
 (8) Includes 78,125 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 1999.
 (9) Mr. Whitacre resigned as an executive officer on October 1, 1998.
(10) Includes 12,500 shares subject to a right of repurchase that expires ratably through July 2000 and 22,500 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 1999.
(11) Includes 12,500 shares subject to a right of repurchase that expires ratably through July 2000. Also includes 71,166 shares held by Cooley Godward LLP, of which Mr. Gaither is a partner, and 105,925 shares held by GC&H Investments, of which Mr. Gaither is a general partner. Mr. Gaither disclaims beneficial ownership of such shares held by such entities, except to the extent of his pecuniary interest therein.
(12) Includes 17,500 shares subject to a right of repurchase that expires ratably through July 2000 and 22,500 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 1999.
(13) Includes 12,500 shares subject to a right of repurchase that expires ratably through July 2000 and 21,250 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 1999.
(14) Includes 57,050 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 1999.
(15) Includes 12,500 shares subject to a right of repurchase that expires ratably through July 2000 and 21,250 shares of Common Stock issuable upon exercise of vested options within 60 days of April 30, 1999.
(16) Includes 25,000 shares held by Mark K. Allen, an executive officer. Includes 516,112 shares issuable upon exercise of options held by all current directors and executive officers within 60 days of April 30, 1999. Includes 67,500 held by current directors that are subject to rights of repurchase. See footnotes (5)--(8) and (10)--(15).

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                            Executive Compensation

Compensation of Directors

   Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. From time to time, certain non-employee directors of the Company have received grants of options to purchase shares of the Company's Common Stock. In July 1996, each of Messrs. Coxe and Stevens was granted an option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $.36 per share. In December 1998, Mr. Gaither was granted an option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $7.00 per share. In November 1993 and August 1996, Mr. Jones was granted options to purchase 75,000 and 70,000 shares of the Company's Common Stock at exercise prices of $.05 and $.36 per share, respectively. In November 1994 and September 1996, Mr. Miller was granted options to purchase 75,000 and 50,000 shares of the Company's Common Stock at exercise prices of $.05 and $.36 per share, respectively. In December 1997 and December 1998, Mr. Seawell was granted options to purchase 50,000 and 32,050 shares of the Company's Common Stock at exercise prices of $3.15 and $7.00 per share, respectively.

   Each non-employee director of the Company receives nonstatutory stock option grants under the Company's 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors are eligible to receive options under the Director's Plan.

   Option grants under the Director's Plan are non-discretionary. Each person who is elected or appointed for the first time to be a non-employee director automatically will, upon the date of his or her initial election or appointment to be a non-employee director by the Board or stockholders of the Company, be granted an option to purchase 50,000 shares of Common Stock (an "Initial Grant"). On the day following each Annual Meeting of Stockholders of the Company ("Annual Meeting") commencing with the Annual Meeting in 1999, each member of the Company's Board who is not an employee of the Company is automatically granted one or more options to purchase shares of Common Stock without further action by the Company, the Board or the stockholders of the Company as follows: (i) Each non-employee director will be granted an option to purchase 20,000 shares of Common Stock of the Company (an "Annual Grant"); provided, however, that if the person has not been serving as a non-employee director for the entire period since the prior Annual Meeting, then the number of shares granted will be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a non-employee director; and (ii) each non-employee director who is a member of a committee of the Board will be granted an option to purchase 5,000 shares of Common Stock of the Company for each such committee (a "Committee Grant"); provided, however, that if the person has not been serving on such committee since the prior Annual Meeting, then the number of shares granted will be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a non-employee director.

   Initial Grants will vest monthly over the four-year period following the date of grant such that the entire Initial Grant will become exercisable on the fourth anniversary of the date of grant. With respect to Annual

Grants and Committee Grants, if the optionee has attended at least 75% of the regularly scheduled meetings of the Board or the committee, as applicable, held between the date of grant of the option and the one-year anniversary of the date of grant of the option, then such option will vest and become exercisable in full on the one-year anniversary of the date of grant. If the optionee's service as a director or committee member, as the case may be, terminates between the date of grant of the option and the one-year anniversary of the date of grant of the option due to the disability or death of the optionee, then the option will immediately vest and become exercisable on a monthly pro rata basis. If the director fails to attend at least 75% of the regularly scheduled meetings of the Board or the committee, as applicable, then such director's option will vest annually over the four-year period following the date of grant at the rate of 10% per year for the first three years and 70% for the fourth year, such that the entire option will become exercisable on the four-year anniversary of the date of grant of the option.

   The exercise price of the options granted under the Directors' Plan is equal to the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of 10 years from the date it was granted. Options granted under the Directors' Plan generally are non-transferable except to family members, a family trust, a family partnership or a family limited liability company. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with the Company or any affiliate (whether as a non-employee director of the Company or subsequently as an employee, director or consultant of either the Company or an affiliate) ceases for any reason, may exercise vested options for the term provided in the option agreement (12 months generally, 18 months in the event of death).

   If there is any sale of substantially all of the Company's assets, any merger or any consolidation in which the Company is not the surviving corporation or other change in control of the Company, all outstanding awards under the Directors' Plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the awards will terminate if not exercised prior to such sale of assets, merger or consolidation.

   On March 30, 1998, each of Messrs. Coxe, Jones, Miller and Stevens was automatically granted an option to purchase 20,000 shares of the Company's Common Stock; Mr. Seawell was automatically granted an option to purchase 5,000 shares of the Company's Common Stock; each of Messrs. Coxe and Jones was automatically granted an option to purchase 2,500 shares of the Company's Common Stock; and each of Messrs. Miller, Seawell and Stevens was automatically granted an option to purchase 1,250 shares of the Company's Common Stock. Each of these options was granted under the Director's Plan at fair market value on the date of grant.

   As of April 30, 1999, options to purchase 143,750 shares of Common Stock were outstanding and 156,250 shares remained available for future grant under the Directors' Plan. Unless terminated sooner, the Directors' Plan will terminate in February 2008.

   The Company has entered into indemnity agreements with each of the Company's directors and executive officers. The form of indemnity agreement provides, among other things, that the Company will indemnify such executive officer and director, under the circumstances and to the extent provided for therein, for any and all expenses he or she may be required to pay in actions or proceedings because of his or her status as a director or executive officer of the Company, to the fullest extent permitted by the Company's Bylaws and Delaware law.

Compensation of Executive Officers

   The following table shows for the fiscal years ended January 31, 1999 and December 31, 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers receiving compensation in excess of $100,000 in fiscal year 1999 (the "Named Executive Officers").

                          Summary Compensation Table

                                                      Long Term
                                          Annual     Compensation
                                       Compensation     Awards
                                       ------------  ------------
                                                      Securities   All Other
                                                      Underlying  Compensation
Name and Principal Position    Year(1)  Salary ($)   Options (#)     ($)(1)
---------------------------    ------- ------------  ------------ ------------
Jen-Hsun Huang................  1999     $250,000      400,000      $10,389(2)
 President and Chief Executive  1997      149,134            0           --
 Officer

Jeffrey D. Fisher.............  1999      298,683(3)   100,000
 Vice President, Sales          1997      202,122(3)    75,000

Chris A. Malachowsky..........  1999      183,461      250,000        2,505(2)
 Vice President, Engineering    1997      135,721            0           --

Curtis R. Priem ..............  1999      180,000      250,000        3,792(2)
 Chief Technical Officer        1997      133,125            0           --

Richard J. Whitacre(4) .......  1999      154,612            0           --
 Former Vice President,         1997      138,750      175,000           --
 Operations and Corporate
 Engineering

--------
(1) Effective January 1, 1998, the Company changed its fiscal year-end financial reporting period from December 31 to January 31. Effective February 1, 1998, the Company changed its fiscal year end from January 31 to a 52- or 53-week year ending on the last Sunday in January.
(2) Represents market value of commemorative gift of property, including income taxes incurred for such gift, received in recognition of five (5) years of service to the Company. With respect to Mr. Huang, also includes cash value of unused vacation in the amount of $7,692.
(3) Includes sales commissions of $98,683 and $102,122 in 1999 and 1997, respectively.
(4) Mr. Whitacre resigned as an executive officer on October 1, 1998.

                       Stock Option Grants And Exercises

   The Company grants options to its executive officers under its 1998 Equity Incentive Plan. As of April 30, 1999, options to purchase a total of 8,900,687 shares were outstanding under the 1998 Equity Incentive Plan and options to purchase 2,561,201 shares remained available for grant thereunder.

   The following tables show for the fiscal year ended January 31, 1999, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       Option Grants In Last Fiscal Year

                                 Individual Grants
                          -------------------------------
                                                                                Potential Realizable Value
                             Number of      % of Total                            at Assumed Annual Rates
                            Securities        Options                           of Stock Price Appreciation
                            Underlying      Granted to     Exercise                 for Option Term (4)
                              Options      Employees in     Price    Expiration ----------------------------
          Name            Granted (#) (1) Fiscal Year (2) ($/Sh) (3)    Date       5% ($)        10% ($)
          ----            --------------- --------------- ---------- ---------- ------------- --------------
Jen-Hsun Huang..........      400,000           6.4%        $7.315     2/2/08   $   1,406,860 $   3,973,355
Jeffrey D. Fisher.......      100,000           1.6%        $7.00     12/7/08   $     440,226 $   1,115,620
Chris A. Malachowsky....      250,000           4.0%        $7.315     2/2/08   $     879,287 $   2,483,347
Curtis R. Priem.........      250,000           4.0%        $7.315     2/2/08   $     879,287 $   2,483,346
Richard J. Whitacre(5)..           --            --             --         --              --            --

--------
(1) Options generally vest at a rate of 25% on the first anniversary of the vesting commencement date and 6.25% each quarter thereafter and have a term of 10 years.
(2) Based on an aggregate of 6,237,500 shares subject to options granted to persons who were employees, directors or consultants of the Company in the fiscal year ended January 31, 1999, including the Named Executive Officers.
(3) The exercise price per share for Mr. Fisher's option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board. The exercise price per share for each of the options granted to Messrs. Huang, Malachowsky and Priem was equal to 110% of the fair market value of the Common Stock on the date of grant as determined by the Board, as each owned greater than 10% of the combined voting power of the Company on the date of grant.
(4) The potential realizable value is calculated based on the term of the option at the time of grant (10 years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance.
(5) Mr. Whitacre resigned as an executive officer on October 1, 1998.

                Aggregated Option Exercises in last Fiscal Year
                       and Fiscal Year-end Option Values

   This table sets forth for each Named Executive Officer the number and value of securities underlying unexercised options at January 31, 1999.

                                                        Number of Securities              Value of Unexercised
                                                   Underlying Unexercised Options         In-the-Money Options
                            Shares       Value           at January 31, 1999             at January 31, 1999(2)
                         Acquired on   Realized   --------------------------------- ---------------------------------
Name                     Exercise (#)     ($)     Exercisable (#) Unexercisable (#) Exercisable ($) Unexercisable ($)
----                     ------------ ----------- --------------- ----------------- --------------- -----------------
Jen-Hsun Huang..........         0    $      0.00          0           400,000       $        0.00    $4,674,000.00
Jeffrey D. Fisher.......         0    $      0.00     66,562           168,438       $1,240,716.00    $2,475,684.32
Chris A. Malachowsky....         0    $      0.00          0           250,000       $        0.00    $2,921,250.00
Curtis R. Priem.........         0    $      0.00          0           250,000       $        0.00    $2,921,250.00
Richard Whitacre(3).....    69,375    $460,650.00          0                 0       $        0.00    $        0.00

--------
(1) Based on the difference between $19.00 (the fair market value of the Company's Common Stock on January 31, 1999) and the exercise price.
(2) Mr. Whitacre resigned as an executive officer on October 1, 1998.

Compensation Committee Interlocks and Insider Participation

   Prior to October 1997, the Company did not have a Compensation Committee of the Board, and the entire Board participated in all compensation decisions, except that Mr. Huang did not participate in decisions relating to his compensation. In October 1997, the Board formed the Compensation Committee to review and recommend to the Board the compensation and benefits for the Company's executive officers and administer the Company's stock purchase and stock option plans. No current member of the Compensation Committee is an officer or employee of the Company and no executive officer of the Company serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Compensation Committee. Each of the Company's directors, or their affiliated entities, other than Mr. Seawell, have purchased and hold securities of the Company. In consideration for his services as interim Chief Financial Officer of the Company during the last quarter of fiscal 1999, the Company granted Mr. Seawell an option to purchase 32,050 shares of Common Stock of the Company at an exercise price of $7.00 per share in January 1999.

        Report of the Compensation Committee of the Board of Directors
                         on Executive Compensation/1/

Introduction

   The Company's executive compensation policies and practices are established and administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of two non-employee directors: Tench Coxe and Harvey C. Jones, Jr. The Committee's determinations regarding compensation of the Chief Executive Officer and other executive officers are reviewed with all the non-employee directors.

Philosophy

   The Committee has implemented compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of the executive officers with those of the stockholders. The Company's philosophy regarding base salaries for executives is conservative, with the goal of maintaining base salaries at the industry median for comparable companies. The Company also provides significant equity-based compensation pursuant to its 1998 Equity Incentive Plan and 1998 Employee Stock Purchase Plan (collectively,
--------
/1/ The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

the "Plans"). The Plans are designed to provide a longer-term incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to the long-term growth of the Company. To date, the Committee has not established a cash bonus plan nor awarded cash bonuses to executive officers.

Compensation Plans

   The Company's executive compensation is based on two components, each of which is intended to support the overall compensation philosophy.

   Base Salary. The Committee recognizes the importance of maintaining compensation levels competitive with semiconductor and other leading technology companies with which the Company competes for personnel. Base salary is targeted at the median level for emerging companies in similar businesses of similar characteristics such as sales volume, capitalization and financial performance. The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed based on an annual review of executive salaries at semiconductor and other comparable technology companies, including the Radford Survey. The industry group shown on the Company's Performance Measurement Comparison Graph includes larger companies included in such compensation survey, as well as companies of comparable size within the fabless semiconductor sector. Such annual plan also takes into account past performance and expected future contributions of the individual executive.

   Equity Incentives. Long-term equity incentives are provided through grants of stock options to executive officers and other key employees pursuant to the Company's 1998 Equity Incentive Plan. This component of compensation is intended to retain and motivate employees to improve the performance of the Company's stock. The Committee believes this element of the total compensation program directly links the participant's interests with those of the stockholders and the long-term value of the Company. Stock options are granted at not less than fair market value and have value only if the Company's stock price increases. Stock options granted generally become exercisable at a rate of 25% beginning on the first anniversary of the vesting commencement date, with the remainder vesting on a quarterly basis over the following three years. Options terminate 10 years after the date of grant. The vesting provisions of the options are intended to insure that employees are provided with an incentive to increase value over the long term.

   Executive officers are also generally eligible to participate in the Company's 1998 Employee Stock Purchase Plan. Participation levels in such Plan are at the discretion of each executive. However, as a result of applicable laws regarding stock ownership, Messrs. Huang, Malachowsky and Priem are not eligible to participate in this Plan.

   Prior to fiscal 1997, cash compensation for executive officers of the Company was targeted to be in the lower range for comparable companies, and the Company used stock compensation as the primary incentive to attract and motivate its executive officers. In fiscal 1999, the Compensation Committee adjusted the base salary component of executive compensation to bring it in line with industry medians. The Committee seeks to provide equity compensation for executive officers, including the Chief Executive Officer, that is equal to levels at comparable companies. Within such range, option amounts are based on salary grade within the Company and individual performance goals.

   After considering the criteria above, the Committee determined that all executive officers, including the Chief Executive Officer, should receive option grants in the last fiscal year. The table on page 17 reflects such grants. Out of a total of 6,237,500 options granted in fiscal 1999, executive officers of the Company received grants for 1,620,000 shares, or approximately 26% of the total options granted in fiscal 1999. The Committee believes that the programs described above provide compensation that is competitive with comparable emerging technology companies, link executive and stockholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company's performance and stockholder value.

 Chief Executive Officer Compensation

   The Committee uses the procedures described above in setting the annual salary and equity awards for Jen-Hsun Huang, the Company's Chief Executive Officer. The Committee reviews and establishes the base salary of Mr. Huang based on compensation data for comparable companies and the Committee's assessment of his past performance and its expectation as to his future contributions in directing the long-term success of the Company. Mr. Huang's base salary was increased from $120,000 in fiscal 1996 to $150,000 in fiscal 1997. In fiscal 1999, the Committee elected to increase Mr. Huang's base salary to $250,000, after reviewing comparable data and concluding that his salary was significantly below the average for chief executive officers at comparable companies. The table on page 16 reflects Mr. Huang's base salary for fiscal 1997 and 1999.

   In fiscal 1999, the Committee reviewed the performance of Mr. Huang and his equity compensation package. In January 1999, Mr. Huang was granted an option to acquire 400,000 shares of common stock at 110% of the fair market value of the stock on such date. This option vests on a quarterly basis over four years following the date of the grant. This grant was intended to continue to maintain the overall competitiveness of Mr. Huang's compensation package and strengthen the alignment of Mr. Huang's interests with those of the stockholders during a critical phase of the Company's development. The Committee intends to continue to monitor Mr. Huang's compensation level in light of his performance and the compensation levels of executives at comparable companies.

                                          Compensation Committee

                                          Tench Coxe
                                          Harvey C. Jones, Jr.

                     Performance Measurement Comparison/1/

   The following graph shows a comparison of total stockholder return of an investment of $100 in cash on January 22, 1999 (the date the Company's Common Stock began trading on the Nasdaq National Market), January 29, 1999 (the last trading day of the Company's fiscal year), February 26, 1999 and March 31, 1999, in (i) the Company's Common Stock; (ii) the Hambrecht & Quist Technology Index; and (iii) the Nasdaq Stock Market (U.S.). Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends.

               COMPARISON  OF  CUMULATIVE TOTAL  RETURN  AMONG
                  NVIDIA   CORPORATION,  THE  HAMBRECHT   &
                     QUIST  TECHNOLOGY  INDEX   AND  THE
                         NASDAQ STOCK MARKET (U.S.)




                       [PERFORMANCE GRAPH APPEARS HERE]

                                            PLOT POINTS      PLOT POINTS
Measurement Period           NVDA PLOT      FOR H&Q TECH     FOR
(Fiscal Year Covered)        POINTS         STOCK INDEX      NASDAQ US
-------------------          ----------     ------------     ----------
Measurement Pt- 01/22/99     $100.000        $100.000        $100.000
FYE   01/29/99               $ 97.747        $107.419        $107.230
FYE   02/26/99               $112.859        $ 95.509        $ 97.569
FYE   03/31/99               $108.679        $102.879        $104.616

     * $100 INVESTED ON 1/22/99 IN
       STOCK OR INDEX - INCLUDING
       REINVESTMENT OF DIVIDENDS. THE
       LAST DAY ON WHICH STOCK WAS
       TRADED IN THE FISCAL YEAR
       ENDED JANUARY 31, 1999 WAS
       JANUARY 29, 1999.
--------
/1/ The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                             Certain Transactions

   Pursuant to an agreement between the Company and certain stockholders of the Company, in August 1997, the Company granted certain rights with respect to the registration of shares held by Messrs. Coxe, Gaither, Jones and Miller. Each of Mr. Coxe, Mr. Gaither, Mr. Jones and Mr. Miller is a director of the Company, and shares held by Sequoia Capital VI and its related entities and Sutter Hill Ventures and its related entities, both of which are holders of more than 5% of the Company's Common Stock. Mr. Stevens, a director of the Company, is a general partner of Sequoia Capital, and Mr. Coxe is a general partner of Sutter Hill Ventures. These registration rights are set forth in a Second Amended and Restated Investors' Rights Agreement, as amended, filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 1999.

   In consideration for his services as interim Chief Financial Officer of the Company during the last quarter of fiscal 1999, the Company granted Mr. Seawell an option to purchase 32,050 shares of Common Stock of the Company at an exercise price of $7.00 per share in January 1999.

   The Company has entered into indemnity agreements with each of the Company's directors and executive officers. The form of indemnity agreement provides, among other things, that the Company will indemnify such executive officer and director, under the circumstances and to the extent provided for therein, for any and all expenses he or she may be required to pay in actions or proceedings because of his or her status as a director or executive officer of the Company, to the fullest extent permitted by the Company's Bylaws and Delaware law.

                                 Other Matters

Other Business

   The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Annual Report On Form 10-K

   The Company's annual report on Form 10-K for the year ended January 31, 1999, as filed with the SEC, is available electronically through the Company's World Wide Web site at http://www.nvidia.com. It is also available without charge upon written request to: Corporate Secretary, NVIDIA Corporation, 3535 Monroe Street, Santa Clara, CA 95051. Copies may also be obtained electronically through the SEC's EDGAR database: http://www.sec.gov.

                                          By Order of the Board of Directors

                                          /s/ CHRISTINE B. HOBERG
                                          CHRISTINE B. HOBERG
                                          Secretary

May 17, 1999

                               NVIDIA CORPORATION

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JUNE 17, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Jen-Hsun Huang and Christine B. Hoberg, or either of them, each with full power of substitution as proxies of the undersigned, to attend the Annual Meeting of Stockholders of NVIDIA Corporation, to be held at The Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California, on June 17, 1999 at 2:00 p.m. local time and at any adjournment or postponement thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Please sign, date and return this proxy in the envelope provided, which requires no postage if mailed in the United States.
                                 ___________

                          CONTINUED ON THE OTHER SIDE
              IMPORTANT TO MARK, DATE AND SIGN ON THE REVERSE SIDE
                                 ___________

        PLEASE MARK
 / X /  VOTES AS IN
        THIS EXAMPLE

--------------------------------------------------------------------------------
                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                             PROPOSALS 1, 2 AND 3.
--------------------------------------------------------------------------------


1.   ELECTION OF DIRECTORS.
     NOMINEES: Harvey C. Jones, Jr. and William J. Miller

     FOR           WITHHELD
     / /           / /

     / /  __________________________________________
          For all nominees except as noted above

2. To approve an amendment of the Company's 1998 Employee Stock Purchase Plan to provide for annual increases to the number of shares reserved for issuance thereunder at the end of each fiscal year, commending at the end of fiscal 2000.

     FOR    AGAINST   ABSTAIN
     / /    / /       / /

3. To ratify the selection of KPMG LLP as the Company's independent auditors for fiscal 2000.

     FOR    AGAINST   ABSTAIN
     / /    / /       / /

-------------------------------------------------------------------
/ / MARK HERE IF YOU PLAN TO ATTEND THE MEETING

/ / MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW



Signature:________________ Date:________

Signature:________________ Date:________

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears on the stock certificate(s) and returned in the enclosed envelope. If shares are held by joint tenants or as community property, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. A corporation is requested to sign its name by its authorized officer, with the office held designated. If a partnership, please sign in partnership name by authorized person.)